Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

by and among

RE/MAX Holdings, Inc.,

Rhino Merger Sub I, Inc.,

Rhino Merger Sub II, LLC,

and

RIHI, Inc.

Dated as of April 26, 2026

(i)

TABLE OF CONTENTS (cont.)

(ii)

TABLE OF ANNEXES

Annex I	Certain Definitions

Annex II	Written Consent

(iii)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2026 (this “Agreement”), is entered into by and among RE/MAX Holdings, Inc., a Delaware corporation (“Wildlife”), Rhino Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”) and a direct wholly owned subsidiary of Wildlife, Rhino Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) and a direct wholly owned subsidiary of Wildlife, and RIHI, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Annex I to this Agreement.

RECITALS

WHEREAS, Wildlife, Merger Sub I, Merger Sub II and the Company intend to effect (i) a merger of Merger Sub I with and into the Company (the “First Merger”), with the Company as the surviving entity and continuing as a wholly owned Subsidiary of Wildlife, and (ii) as soon as practicable following the First Merger, but in any case, on the same day as the First Effective Time (as defined below), and as the second step in a single integrated transaction with the First Merger, a merger of the Company with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II as the surviving entity and continuing as a wholly owned Subsidiary of Wildlife, each of the Mergers being in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Wildlife has entered into an arrangement agreement and plan of merger (as the same may be amended or modified after the date hereof, the “Wildlife Merger Agreement”) with The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Wildlife Merger Counterparty”) and the other parties thereto pursuant to which (and subject to the terms and conditions thereof) Wildlife Merger Counterparty has incorporated New Wildlife, and New Wildlife has incorporated Merger Sub I and Merger Sub II (each as defined in the Wildlife Merger Agreement), for the purposes of acquiring Wildlife. Pursuant to the terms of the Wildlife Merger Agreement, the outstanding shares of Wildlife Common Stock (including the shares of Wildlife Class A Common Stock to be issued to the holders of Company Common Stock in the First Merger pursuant to this Agreement) will be converted into the Merger Consideration (as defined in the Wildlife Merger Agreement).

WHEREAS, each of the parties to this Agreement intends that, for U.S. federal income tax purposes, the acquisition of the Company pursuant to the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

(1)

Article I
THE MERGER

Section 1.1             The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company will become a wholly owned Subsidiary of Wildlife and will continue as the surviving corporation in the First Merger (the “Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the First Effective Time, but in any case, on the same day as the First Merger, and as part of a single integrated transaction, at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II and Merger Sub II will continue as the surviving entity in the Second Merger and as a wholly owned Subsidiary of Wildlife (the “Surviving LLC”) in accordance with the applicable provisions of the DGCL and the DLLCA.

Section 1.2             Effect of the Mergers. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.

Section 1.3            The Closing. The closing of the Mergers (the “Closing”) shall take place by means of a virtual closing through electronic exchange of signatures at 7:30 a.m. (Mountain Time) on the Closing Date under (and as defined in) the Wildlife Merger Agreement, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of each of the conditions set forth in Article VI or at such other place, time or date as Wildlife and the Company may agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” In no event will the Mergers be consummated unless the mergers contemplated by the Wildlife Merger Agreement (the “Wildlife Mergers”) are consummated immediately thereafter, and in no event will the Wildlife Mergers be consummated unless the Mergers are consummated immediately prior thereto.

Section 1.4             Effective Times. The First Merger shall become effective at the time of the filing of a duly executed certificate of merger by the Company with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Wildlife and the Company in writing and specified in such certificate of merger (the time at which the First Merger becomes effective being referred to as the “First Effective Time”). As soon as practicable after the First Effective Time, but in any case, on the same day as the First Effective Time, the Second Merger shall become effective at the time of the filing of a duly executed certificate of merger by Merger Sub II with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Wildlife and the Company prior to the Closing in writing and specified in such certificate of merger (the time at which the Second Merger becomes effective being referred to as the “Second Effective Time”). Notwithstanding anything to the contrary set forth herein, the Second Effective Time shall occur prior to the First Effective Time (as defined in the Wildlife Merger Agreement).

Section 1.5             Charter Documents. Unless otherwise determined by Wildlife prior to the First Effective Time, and by virtue of the Mergers and pursuant to each certificate of merger:

(2)

(a)            Subject to Section 5.5, at the First Effective Time, the certificate of incorporation of the Company and the bylaws of the Company, respectively, shall be amended in their entirety to be the same as the certificate of incorporation of Merger Sub I (other than with respect to the name and incorporator) and the bylaws of Merger Sub I (other than the name), each as in effect immediately prior to the First Effective Time, and as so amended shall be the certificate of incorporation and the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)            Subject to Section 5.5, at the Second Effective Time, the certificate of formation of Merger Sub II and the limited liability company agreement of Merger Sub II, respectively, each as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and the limited liability company agreement of the Surviving LLC until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6              Directors; Officers. Unless otherwise determined by Wildlife prior to the First Effective Time:

(a)            The officers of Merger Sub I immediately prior to the First Effective Time shall be the initial officers of the Surviving Corporation from and after the First Effective Time and the directors of Merger Sub I immediately prior to the First Effective Time shall be the initial directors of the Surviving Corporation from and after the First Effective Time.

(b)            Wildlife, which is and will be the Managing Member (as defined in the limited liability company agreement of Merger Sub II) of Merger Sub II immediately prior to the Second Effective Time, shall be the Managing Member of the Surviving LLC from and after the Second Effective Time and the officers of Merger Sub II as of immediately prior to the Second Effective Time shall be the officers of the Surviving LLC from and after the Second Effective Time.

Article II
Treatment of Securities.

Section 2.1              Treatment of Capital Stock.

(a)            The First Merger. At the First Effective Time by virtue of the First Merger and without any action on the part of any Person:

(i)            Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Dissenting Shares or Cancelled Shares) shall be converted into a number of fully paid and nonassessable shares of Wildlife Class A Common Stock equal to the Exchange Ratio, subject to Section 2.4 with respect to fractional shares (the “Merger Consideration”). For purposes of this Agreement, the “Exchange Ratio” shall equal the number of OpCo Common Units held by the Company divided by the total number of issued and outstanding shares of Company Common Stock, in each case, as of immediately prior to the First Effective Time. From and after the First Effective Time, all shares of Company Common Stock (other than any Dissenting Shares or Cancelled Shares) shall cease to be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a valid certificate or certificates which immediately prior to the First Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or evidenced by way of book-entry in the register of stockholders of the Company immediately prior to the First Effective Time (each, a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 2.2;

(3)

(ii)           Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is owned or held in treasury by the Company or is owned by Wildlife or any direct or indirect wholly owned Subsidiary of Wildlife or of the Company shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”);

(iii)          Each share of common stock of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable common share, par value $0.0001 per share, of the Surviving Corporation.

(b)            The Second Merger. At the Second Effective Time by virtue of the Second Merger and without any action on the part of any Person, each share of common stock, par value $0.0001 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and retired and shall cease to exist. Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving LLC.

(c)            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.1(c)), each share of Company Common Stock outstanding immediately prior to the First Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of (or otherwise consented to) the adoption of this Agreement and who has properly and validly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the First Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under Section 262 of the DGCL with respect to such Dissenting Shares. If any such holder fails to perfect, or otherwise fails to comply with the provisions of Section 262 of the DGCL, or otherwise waives, withdraws or loses his, her, its or their right to appraisal under Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such holder’s Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration in respect of each Dissenting Share held by such holder pursuant to Section 2.1(a)(i) without interest and subject to any withholding of Taxes required by applicable Law. The Company or the Surviving LLC, as applicable, shall give each of Wildlife and the Wildlife Merger Counterparty prompt written notice of any demands received by the Company or the Surviving LLC, as applicable, for appraisal of shares of Company Common Stock, of any withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of DGCL, and Wildlife shall have the right to participate in and reasonably and in good faith direct all negotiations and Actions with respect to such demands. Prior to the First Effective Time, the Company shall not, except with the prior written consent of Wildlife and the Wildlife Merger Counterparty, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing in respect of any Dissenting Shares.

(4)

(d)            Adjustment to Merger Consideration. If, during the period between the date of this Agreement and the First Effective Time, any change in the issued and outstanding shares of Company Common Stock or Wildlife Class A Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange, consolidation, subdivision or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon (including any dividend or distribution of securities convertible into the Company Common Stock or Wildlife Class A Common Stock), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement. Nothing in this Section 2.1(d) shall be construed to permit the parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

Section 2.2              Payment for Securities.

(a)            Prior to the First Effective Time, Wildlife and the Company shall jointly appoint an exchange agent in the Mergers (the “Exchange Agent”). Immediately prior to the First Effective Time, Wildlife shall deposit with the Exchange Agent evidence of book-entry shares representing the Wildlife Class A Common Stock issuable pursuant to Section 2.1(a)(i) and any cash payable in respect of fractional shares pursuant to Section 2.4. Such Wildlife Class A Common Stock and such cash so deposited with the Exchange Agent are referred to collectively as the “Exchange Fund.”

(b)            Immediately following the First Effective Time, the Exchange Agent shall issue book-entry shares representing the Merger Consideration (in a number of whole shares of Wildlife Class A Common Stock) that each holder of Company Common Stock (as of immediately prior to the First Effective Time and which are set forth on Section 3.2(b) of the Company Disclosure Schedule) has the right to receive pursuant to the provisions of Section 2.1(a)(i) and shall pay to each such holder cash payable in respect of fractional shares pursuant to Section 2.4; provided, however, that receipt of the Merger Consideration and such cash shall be subject to receipt by the Exchange Agent of any documentation or information reasonably requested by the Exchange Agent from such holder.

(c)            No interest shall be paid or accrue on any portion of the Merger Consideration payable hereunder.

(d)            At the First Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company.

Section 2.3             Withholding. Each of the Company, Wildlife, Merger Sub I, Merger Sub II, the Surviving Corporation, the Surviving LLC and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable state, local or non-U.S. Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(5)

Section 2.4             Fractional Shares. No certificate or scrip representing fractional shares of Wildlife Class A Common Stock shall be issued hereunder, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Wildlife. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Wildlife Class A Common Stock (after aggregating all shares held by such holder immediately prior to the First Merger) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Wildlife Class A Common Stock multiplied by the volume-weighted average price (rounded to the nearest one ten thousandth) of Wildlife Class A Common Stock on the New York Stock Exchange (“NYSE”) on the last 30 trading days preceding the First Effective Time.

Section 2.5             Tax Treatment. For U.S. federal income Tax purposes, Wildlife, Merger Sub I, Merger Sub II and the Company intend that the acquisition of the Company pursuant to the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

Article III
REPRESENTATIONS AND WARRANTIES BY THE COMPANY

Except as disclosed in the corresponding section (or subsection) of the disclosure letter delivered by the Company to Wildlife immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify (or, as applicable, constitute a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company hereby represents and warrants to Wildlife, Merger Sub I and Merger Sub II as follows:

Section 3.1             Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

Section 3.2             Capitalization.

(a)            The authorized capital stock of the Company consists of: 5,000,000 shares of common stock, $0.001 par value per share (the “Company Common Stock”), of which 3,500,000 shares are classified as Series A Common Stock and 1,500,000 of which are classified as Series B Common Stock. As of the date hereof, there are (i) 2,657,777 shares of Series A Common Stock issued and outstanding; and (ii) 531,330 shares of Series B Common Stock issued and outstanding. The Series B Common Stock do not have the right to vote. All of the outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights other than those pursuant to the Stockholder Agreement.

(6)

(b)            As of the date hereof, Section 3.2(b) of the Company Disclosure Schedule sets forth the record owners of the shares of each class and series of Company Common Stock.

(c)            Except as set forth in Section 3.2(a) and Section 3.2(b), (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding; and (ii) except for the Wildlife Merger Agreement, the Stockholder Agreement, and that certain voting agreement entered into by and among the Company and the other parties thereto in connection with the Wildlife Merger Agreement (as amended, the “Wildlife Voting Agreement”), there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company is a party or is otherwise bound obligating the Company to (A) issue, transfer or sell, or make any payment with respect to, any shares of or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares or other equity interests.

(d)            As of the date hereof, the Company owns of record 12,559,600 OpCo Common Units and 1 share of Series B common stock, $0.0001 par value per share, of Wildlife (“Wildlife Series B Common Stock”), in each case free and clear of all liens.

Section 3.3             Authorization.

(a)            The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Company Stockholder Approval, to consummate the Transactions. The board of directors of the Company (the “Company Board”) (i) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Mergers, and (iv) resolved to recommend that the Company’s stockholders approve and adopt this Agreement, in each case, on the terms and subject to the conditions set forth herein. Except for the receipt of the Requisite Company Stockholder Approval, and the filing of the certificates of merger for the First Merger and the Second Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions.

(b)            The approval of the Company’s stockholders holding at least a majority of the outstanding Series A Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement (the “Requisite Company Stockholder Approval”).

(c)            This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Wildlife, Merger Sub I and Merger Sub II, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

(7)

Section 3.4             No Conflict; Required Consents and Approvals.

(a)            Other than in connection with or in compliance with (i) the DGCL and the DLLCA, including the filing of the certificates of merger, (ii) the Securities Act and the Exchange Act, and any other applicable U.S. state or federal securities, takeover or “blue sky” Law, (iii) the HSR Act and (iv) the NYSE Rules, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity is necessary or required, under applicable Law, on the part of the Company for the consummation by the Company of the Transactions, except for such consents, approvals, authorizations, permits, filings or notifications that, if not obtained or made, (x) would not reasonably be expected have, individually or in the aggregate, a material adverse effect on the Company and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions.

(b)            Assuming compliance with Section 3.4(a) (including, where relevant, expiration of a waiting period) and receipt of the Requisite Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, do not and will not (i) result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any material Contract to which the Company is a party, (ii) conflict with or violate any provision of the Charter Documents of the Company or (iii) conflict with or violate any Law applicable to the Company, other than in the case of clauses (i) and (iii), any such violation, conflict, breach, default, termination, cancellation, acceleration, right, or loss that (x) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions.

Section 3.5             Financial Statements. The Company has delivered to Wildlife its unaudited financial statements for the fiscal year ended December 31, 2025 (the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company for the periods indicated therein.

Section 3.6             No Undisclosed Liabilities. Except as and to the extent adequately accrued or reserved against in the balance sheet of the Company set forth in the Financial Statements, the Company has no Liability required to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for any Liabilities (i) incurred in the ordinary course of business consistent with past practice since December 31, 2025, (ii) incurred in connection with the transactions contemplated hereby or by the Wildlife Merger Agreement or (iii) disclosed in the Company Disclosure Schedule. There are no off-balance sheet arrangements to which the Company is a party.

Section 3.7             Holding Company. Since the initial public offering of Wildlife, other than for OpCo Common Units and Wildlife Series B Common Stock, the Company has not owned any equity interest in any corporation, partnership, trust, joint venture, limited liability company or other business entity. The Company was formed for the sole purpose of beneficially owning equity interests in Wildlife and OpCo and engaging in transactions and operations incidental thereto. Since the initial public offering of Wildlife, the Company has conducted no business or operations, except for owning OpCo Common Units and Wildlife Series B Common Stock and entering into, and complying with its obligations under, this Agreement and the other documents contemplated hereby, the Wildlife Voting Agreement, any agreements or arrangements with Wildlife or OpCo, and transactions or operations incidental to the foregoing.

(8)

Section 3.8             Taxes. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company:

(a)            (i) all Tax Returns required to be filed by or on behalf of the Company with any Governmental Entity (1) have been filed on or before the applicable due date (including any extensions of such due date) and (2) are true, correct and complete; and (ii) all Taxes for which the Company is liable have been timely paid or accrued (in accordance with GAAP);

(b)            (i) the Financial Statements reflect a reserve established in accordance with GAAP for all actual and contingent Tax liabilities of the Company as of the date thereof, and (ii) since such date, the Company has not incurred Liabilities for Taxes other than in the ordinary course of operation of its business, except in connection with the Transactions or the transactions contemplated by the Wildlife Merger Agreement;

(c)            (i) no audit, claim or legal proceeding relating to Taxes for which the Company is or may be liable, is pending or threatened in writing and, in each case, that has not been resolved; (ii) no deficiency for Taxes that remains unpaid or otherwise settled has been proposed or assessed by any Governmental Entity against the Company; and (iii) no written claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to Tax in that jurisdiction;

(d)            there are no liens relating to Taxes upon any asset of the Company, other than liens for Taxes or other governmental assessments not yet due and payable or that are being contested in good faith by appropriate proceedings for which reserves have been maintained in accordance with GAAP;

(e)            in the two (2) years prior to the date of this Agreement, the Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Sections 355 and 361 of the Code;

(f)            (i) the Company has no Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign Tax Law), as a transferee, as a successor or by contract, except for an agreement (A) that will terminate as of Closing or (B) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes or otherwise, and (ii) the Company is not, and has not been, a member of an affiliated, consolidated, or unitary group for Tax purposes;

(g)            the Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract (except for an agreement (i) solely between the Company and Wildlife or Wildlife’s subsidiaries or (ii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(9)

(h)            the Company has never participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or a similar transaction under any similar provision of state, local or foreign Law);

(i)             the Company has not entered into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local or foreign Tax Law), and the Company has not requested, received or is subject to any written ruling of a Governmental Entity or has entered into any similar written agreement with a Governmental Entity with respect to any Taxes;

(j)             the Company has properly and timely withheld from each payment or deemed payment made to any employee, contractor, past or present supplier, creditor, stockholder or other third party all Taxes and other deductions required to be withheld and has duly and timely paid such withheld amounts to the proper Governmental Entities and complied with all reporting and record retention requirements related to such Taxes;

(k)            the Company has no knowledge of any facts, agreements, plans or other circumstances, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l)             for all transactions between the Company and any non-resident person with whom it was not dealing at arm’s length, the Company has made or obtained records or documents that meet the transfer pricing requirements under applicable law;

(m)            at all times between the date of its formation until the completion of the Mergers, the Company was validly classified as an S corporation within the meaning of Sections 1361 and 1362 of the Code for U.S. federal income Tax purposes and any analogous or corresponding state, local or non-U.S. Tax Law; and

(n)            (i) the Company has no potential Tax liability under Section 1374 of the Code (or any similar provision of state or local Tax Law), and (ii) the Company has not, in the past five (5) years, (A) acquired assets from a corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

Section 3.9            Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, there is no pending Legal Proceeding or that, to the Knowledge of the Company, is being threatened in writing against the Company or any of its Subsidiaries, directors or officers.

(10)

Article IV
REPRESENTATIONS AND WARRANTIES
OF wildlife, MERGER SUB I and merger sub ii

Wildlife, Merger Sub I and Merger Sub II hereby represent and warrant to the Company as follows:

Section 4.1             Organization. Each of Wildlife, Merger Sub I and Merger Sub II is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

Section 4.2             Valid Issuance. All shares of Wildlife Class A Common Stock issuable as Merger Consideration (the “Wildlife Share Issuance”) will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid, nonassessable, issued in compliance in all material respects with applicable Law and free of any preemptive rights.

Section 4.3             Authorization.

(a)            Wildlife has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Wildlife Stockholder Approval, to consummate the Transactions. The board of directors of Wildlife (the “Wildlife Board”) at a duly held meeting (i) determined that this Agreement and the Transactions, including the Mergers and the Wildlife Share Issuance, are fair to, and in the best interest of, Wildlife and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by Wildlife of this Agreement and the consummation of the Transactions, including the Mergers and the Wildlife Share Issuance, and (iv) except as permitted pursuant to Section 5.9, resolved to recommend that Wildlife’s stockholders approve the Wildlife Share Issuance (the “Wildlife Board Recommendation”), in each case, on the terms and subject to the conditions set forth herein. Except for the receipt of the Requisite Wildlife Stockholder Approval and the Wildlife Merger Approvals, and the filing of the certificates of merger for the First Merger and the Second Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Wildlife are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions.

(b)            The affirmative vote of the holders of a majority of the voting power of the shares of Wildlife Common Stock outstanding on the record date and present in person or by proxy at the Company Stockholders’ Meeting (as defined in the Wildlife Merger Agreement) and entitled to vote on the proposal to approve the Wildlife Share Issuance is the only vote of the holders of any class or series of capital stock of Wildlife necessary to approve the Wildlife Share Issuance (the “Requisite Wildlife Stockholder Approval”).

(c)            The affirmative vote of Wildlife, as the sole stockholder of Merger Sub I, is the only vote of the holders of any class or series of capital stock of Merger Sub I necessary to approve the First Merger and to approve and adopt this Agreement (the “Wildlife First Merger Approval”).

(d)            The affirmative vote of Wildlife, as the sole stockholder of Merger Sub II, is the only vote of the holders of any class or series of securities of Merger Sub II necessary to approve the Second Merger and to approve and adopt this Agreement (the “Wildlife Second Merger Approval” and, together with the Wildlife First Merger Approval, the “Wildlife Merger Approvals”).

(e)            This Agreement has been duly and validly executed and delivered by Wildlife, Merger Sub I and Merger Sub II and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding agreement of Wildlife, Merger Sub I and Merger Sub II, enforceable against Wildlife, Merger Sub I and Merger Sub II in accordance with its terms, except for the Enforceability Limitations.

(11)

Section 4.4             No Conflict; Required Consents and Approvals.

(a)            Other than in connection with or in compliance with (i) the DGCL and the DLLCA, including the filing of the certificates of merger, (ii) the Securities Act and the Exchange Act, and any other applicable U.S. state or federal securities, takeover or “blue sky” Law, (iii) the HSR Act, and (iv) the NYSE Rules, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity is necessary or required, under applicable Law, on the part of Wildlife for the consummation by Wildlife of the Transactions, except for such consents, approvals, authorizations, permits, filings or notifications that, if not obtained or made, (x) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Wildlife and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Wildlife to consummate the Transactions.

(b)            Assuming compliance with Section 4.4(a) (including, where relevant, expiration of a waiting period) and receipt of the Requisite Wildlife Stockholder Approval and the Wildlife Merger Approvals, the execution, delivery and performance by Wildlife of this Agreement and the consummation by Wildlife of the Transactions, do not and will not (i) result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any material Contract to which Wildlife is a party, (ii) conflict with or violate any provision of the Charter Documents of Wildlife or (iii) conflict with or violate any Law applicable to Wildlife, other than in the case of clauses (i) and (iii), any such violation, conflict, breach, default, termination, cancellation, acceleration, right, or loss that (x) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Wildlife and (y) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Wildlife to consummate the Transactions.

Article V
COVENANTS

Section 5.1             Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, the Company shall not conduct any business or operations, except for directly or indirectly owning equity interests of Wildlife and OpCo and entering into, and complying with its covenants and agreements under, this Agreement, the Wildlife Voting Agreement, the Wildlife Merger Agreement and transactions or operations incidental to the foregoing.

Section 5.2             Reasonable Best Efforts; Frustration of Closing Conditions.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the parties shall, and shall cause their respective Affiliates and Subsidiaries to, use their reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as promptly as practicable after the date hereof and in any event prior to the End Date (as defined in the Wildlife Merger Agreement), including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including under antitrust or competition Laws, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid Actions by, any Governmental Entities, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any Action, lawsuits or other actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) executing and delivering any additional instruments necessary to consummate the Transactions.

(12)

(b)            In furtherance and not in limitation of the foregoing, each of the parties shall, and shall cause their respective Affiliates and Subsidiaries to, (i) as promptly as reasonably practicable (and in any event within fifteen (15) Business Days after the date of this Agreement), file with the Federal Trade Commission and the Antitrust Division of the Department of Justice a Notification and Report Form relating to this Agreement and the Mergers and the other Transactions as required by the HSR Act, which shall request early termination of the HSR Act waiting period to the extent available, (ii) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other party and its Affiliates and Subsidiaries may reasonably require in connection with their preparation of necessary filings, notifications, responses, and submissions of information to any Governmental Entity, (iii) promptly supply any additional information and documentary material that may be required or requested pursuant to any applicable Laws by any Governmental Entity including a Request for Additional Information and Documentary Material, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain all applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of all applicable waiting periods with respect to the Mergers and the other Transactions under any applicable Laws as promptly as practicable and in any event so as to allow the Closing to occur prior to the End Date (as defined in the Wildlife Merger Agreement).

(c)            Without limiting the generality of anything contained in this Section 5.2, each party shall, in connection with the Transactions, subject to requirements of any Governmental Entity and any applicable Law, and subject to all applicable privileges, including the attorney-client privilege: (i) promptly inform the other parties and the Wildlife Merger Counterparty of any substantive communication from any Governmental Entity; (ii) consult and cooperate with, and consider in good faith the views of, one another and the Wildlife Merger Counterparty, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under the HSR Act, provided that Wildlife shall have the right to direct and control the overall strategy of the foregoing; (iii) promptly provide the other parties and the Wildlife Merger Counterparty with copies of all substantive written communications to or from any Governmental Entity; (iv) use good faith efforts to give the other parties and the Wildlife Merger Counterparty reasonable advance notice of all meetings with any Governmental Entity; and (v) not participate independently in any meeting with a Governmental Entity without providing reasonable advance notice to the other parties and the Wildlife Merger Counterparty and an opportunity to attend and participate in such meeting. Each of the parties and the Wildlife Merger Counterparty may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties or the Wildlife Merger Counterparty as “outside counsel only” such that the materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by outside legal counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the party hereto that provided the materials. Any materials shared under this Section 5.2(c) may be redacted (x) to remove references concerning the valuation of the businesses of Wildlife, or proposals from third parties, (y) as necessary to comply with Contracts and (z) as necessary to address reasonable privilege or confidentiality concerns, and may be provided on an outside counsel only basis. Each of the parties may limit the other parties’ and the Wildlife Merger Counterparty’s participation in any meeting or discussion with any Governmental Entity to outside counsel (or other agreed representatives) in order to protect competitively sensitive information that may be discussed during the meeting or discussion or to address reasonable privilege or confidentiality concerns

(13)

(d)            Notwithstanding anything to the contrary set forth in this Agreement, no party may rely on the failure of any condition set forth in Article VI to be satisfied if such failure was primarily caused by the failure of such party, as applicable, to perform any of their respective obligations under this Agreement.

Section 5.3             Tax Matters.

(a)            Tax Treatment. The parties hereto intend that the acquisition of the Company pursuant to the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Company and Wildlife agree to use their reasonable best efforts to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties to this Agreement shall treat the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, and no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The parties hereto agree to (and, after the Closing, Wildlife agrees to cause Company to) (i) file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (ii) file all Tax Returns on a basis consistent with, and not take any position with a Governmental Entity inconsistent with, the intended characterization in this Section 5.3(a), except as otherwise required by applicable Law.

(b)            Transfer Taxes. The payment of any transfer taxes (including any penalties and interest) incurred solely by a holder of Company Common Stock in connection with the First Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 5.4             Required Notification. The Company shall promptly notify Wildlife and the Wildlife Merger Counterparty of (a) any notice or other substantive communication from any Governmental Entity in connection with the Transactions; (b) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (c) any Action commenced or, to the Knowledge of the Company threatened against, relating to or involving the Company or that relates to the consummation of the Transactions; or (d) any breach of any representation, warranty or covenant in this Agreement that would reasonably be expected to cause any of the conditions to Closing set forth in Article VI not to be satisfied. Any such disclosure shall not constitute an exception to the representations and warranties set forth in Article III, shall not limit the rights of Wildlife under this Agreement for any breach by the Company of such representations and warranties, and shall not have the effect of satisfying any of the conditions set forth in Section 6.1.

(14)

Section 5.5             Indemnification of Directors and Officers.

(a)            From and after the First Effective Time, the Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, exculpate, indemnify and hold harmless (and shall also advance or cause the Surviving LLC to advance fees, costs and expenses as incurred), to the fullest extent that the Company would have been permitted under applicable Law, the Company Charter Documents (as in effect on the date hereof), and any indemnification agreements entered into prior to the date hereof with the Company, each present and former director or officer of the Company, and any other individual who is or was serving at the request of the Company as a director, officer, manager, member, trustee, fiduciary, employee or agent of another Person (collectively, the “Indemnified Persons”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any amounts paid in settlement, arising out of or related to such Indemnified Persons’ service as a director or officer of the Company or services performed by such Person at the request of the Company at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, including with respect to the Mergers and the other transactions contemplated hereby; provided, that the foregoing shall not require the Surviving LLC to exculpate, indemnify or hold harmless (or make advances) to any Person (including any Person serving as a director or officer of the Company or Wildlife) in connection with any claim, action, suit, proceeding or investigation to the extent that such matter relates to such Person’s capacity as a holder of equity in the Company or to the extent that such matter was initiated by such Person. The Surviving LLC shall promptly reimburse each Indemnified Person for any costs or expenses (including attorneys’ fees) incurred by such Indemnified Person in successfully enforcing the indemnification or other obligations provided in this Section 5.5.

(b)            From the First Effective Time until the sixth anniversary of the First Effective Time, the Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, cause the organizational documents of the Surviving LLC to contain provisions with respect to indemnification, exculpation and advancement and reimbursement that are at least as favorable as the indemnification, exculpation and advancement and reimbursement provisions contained in the certificate of incorporation or bylaws of the Company immediately prior to the First Effective Time, and during such period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law. The indemnification agreements between the Company and an Indemnified Person shall survive the consummation of the Mergers and continue in full force and effect in accordance with their respective terms and the Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, honor and perform all such agreements.

(15)

(c)            From the First Effective Time until the sixth anniversary of the First Effective Time, the Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors or officers of the Company, or other acts or omissions at the request of the Company occurring prior to the First Effective Time, continuing insurance coverage with respect to the current policies of directors’ and officers’ insurance maintained by the Company as of the date of this Agreement (the “Existing Insurance Policies”), except that: (i) the Surviving LLC may substitute for any Existing Insurance Policy a policy or policies substantially equivalent to and in any event not less favorable than the existing policies of the Company with a carrier who has an equal or better credit rating; and (ii) the Surviving LLC will not be required to pay annual premiums for the Existing Insurance Policies (or for any substitute policies) in excess of 300% of the most recent annual premium paid prior to the date of this Agreement for the Existing Insurance Policies (the “Maximum Premium”). If any future annual premiums for the Existing Insurance Policies (or any substitute policies therefor) exceed the Maximum Premium, then the Surviving LLC may reduce the amount of coverage of such Existing Insurance Policies (or any substitute policies therefor) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. In lieu of such insurance, prior to the Closing Date, the Company may, at its option, purchase a fully-funded and non-revocable six (6)-year prepaid “tail” directors’ and officers’ insurance policy for the Company, and their current and former directors and officers who are covered by the directors’ and insurance coverage currently maintained by or for the benefit of the Company, such “tail” policy to provide coverage in an amount not less than the coverage under the Existing Insurance Policies and to have other terms not less favorable to the insured persons than those under the Existing Insurance Policies. The Surviving LLC shall, and Wildlife shall cause the Surviving LLC to, maintain such policies in full force and effect, and continue to honor the obligations thereunder, and shall take no action to cancel, terminate or modify, or otherwise rescind or make unavailable the benefits of, such policies.

(d)            From and after the First Effective Time, the obligations and liability of Wildlife and the Surviving LLC under this Section 5.5 shall be joint and several, and Wildlife shall guarantee and cause the performance by the Surviving LLC of all such obligations.

(e)            The obligations under this Section 5.5 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Persons (or any other person who is a beneficiary under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above.

(f)            The provisions of this Section 5.5 are intended to be for the benefit of, and will be fully enforceable by each of the Indemnified Persons (and other persons who are beneficiaries under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)), who are intended third-party beneficiaries of this Section 5.5 from and after the First Effective Time. The rights of the Indemnified Persons (and other persons who are beneficiaries under any Existing Insurance Policy or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)) under this Section 5.5 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Company Charter Documents or applicable Law (whether at law or in equity).

(16)

(g)            Notwithstanding that an Indemnified Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by any other Person (collectively, the “Other Indemnitors”), the Surviving LLC (i) shall be the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary), and (ii) shall be required to advance the full amount of expenses incurred by an Indemnified Person and shall be liable for the full amount of all Liabilities, without regard to any rights such Indemnified Person may have against any of the Other Indemnitors, in respect of all matters described in sub-sections (a), (b) and (c) above. No advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Surviving LLC shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Surviving LLC.

(h)            In the event that the Surviving LLC or Wildlife shall consolidate or merge with any other person and shall not be the continuing or surviving company or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving company or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.5.

Section 5.6             Stockholder Consent; Information Statement; Voting Agreement.

(a)            Within twenty-four (24) hours following the execution of this Agreement, the Company shall obtain and deliver to Wildlife a true, correct and complete copy of a written consent in substantially the form attached hereto as Annex II (the “Written Consent”), executed by stockholders of the Company representing at least the number and class of shares of Company Common Stock sufficient to fully and irrevocably provide the Requisite Company Stockholder Approval in accordance with the DGCL and the Charter Documents of the Company.

(b)            Within 10 Business Days following the receipt by the Company of the Written Consent executed by holders of Company Common Stock sufficient to fully and irrevocably obtain the Requisite Company Stockholder Approval, the Company shall, in accordance with applicable Law, including Section 228 of the DGCL, and the Charter Documents of the Company, send a notice (the “228 Notice”) to each holder of Company Common Stock that has not theretofore executed the Written Consent notifying him, her or it that (1) action has been taken by less than unanimous written consent of the holders of Company Common Stock, and (2) this Agreement was duly adopted. The 228 Notice shall be in a form and substance approved by Wildlife and shall be in compliance with Section 228 of the DGCL and other applicable Laws.

(c)            Within 5 Business Days following the Proxy Statement/Prospectus (as defined in the Wildlife Merger Agreement) being made available (including on the Electronic Data Gathering, Analysis and Retrieval filing system) to the stockholders of Wildlife, the Company shall send to each holder of Company Common Stock (1) the Proxy Statement/Prospectus (as defined in the Wildlife Merger Agreement) and (2) a notice (the “262 Notice”) that appraisal rights are available pursuant to Section 262 of the DGCL. The 262 Notice shall be in a form and substance approved by Wildlife and shall be in compliance with Section 262 of the DGCL and other applicable Laws.

(d)            The Company shall, and shall cause its Affiliates to, provide information reasonably requested by Wildlife and otherwise assist and cooperate reasonably with Wildlife in preparing the Proxy Statement/Prospectus (as defined in the Wildlife Merger Agreement).

(17)

(e)            Wildlife and certain stockholders of the Company have entered into that certain Voting Agreement dated as of the date of this Agreement providing for the further commitment of such parties with respect to the Requisite Company Stockholder Approval (the “Rhino Merger Voting Agreement”).

Section 5.7             Transfer Restrictions. The Company shall use reasonable best efforts to enforce all transfer restrictions related to Company Common Stock set forth in the Stockholder Agreement. The Company shall not grant any waiver of, shall not consent to, and shall not grant any other relief under, any of the transfer restrictions related to Company Common Stock set forth in the Stockholder Agreement.

Section 5.8             Transfer and Surrender of Shares of Series B Common Stock and OpCo Common Units. Effective immediately following the Second Effective Time, the Surviving LLC hereby surrenders and transfers all of the (i) shares of Wildlife Series B Common Stock and (ii) OpCo Common Units that it holds of record to Wildlife for no additional consideration, and Wildlife hereby accepts such surrender and transfer of such shares of Wildlife Series B Common Stock and OpCo Common Units. In conjunction with such surrender and transfer of such shares of Wildlife Series B Common Stock and OpCo Common Units, the Surviving LLC shall, promptly following the Closing Date, surrender to Wildlife any share certificate(s) which evidence the issuance of such shares of Wildlife Series B Common Stock to the Surviving LLC and any certificate(s) which evidence the issuance of such OpCo Common Units to the Surviving LLC. Upon surrender and transfer of such shares of Wildlife Series B Common Stock, such shares shall be retired and cancelled in accordance with the DGCL and the Wildlife Charter Documents without any further action by Wildlife.

Section 5.9             Change in Wildlife Board Recommendation. Notwithstanding anything herein to the contrary, the Wildlife Board shall be permitted to withdraw or modify the Wildlife Board Recommendation solely to the extent permitted by, and in accordance with, Section 4.3(b)(v) of the Wildlife Merger Agreement.

Article VI
CONDITIONS TO CLOSING

Section 6.1             Conditions to Obligations of Wildlife, Merger Sub I and Merger Sub II. The obligations of Wildlife, Merger Sub I and Merger Sub II to consummate the Mergers are subject to the satisfaction of, or waiver by Wildlife of, each of the following conditions:

(a)            Representations and Warranties of the Company. (i) Each of the representations and warranties of the Company set forth in Section 3.2(a) (Capitalization) and Section 3.3(a) and (b) (Authorization) shall be true and correct in all respects (except, in the case of Section 3.2 for de minimis inaccuracies) at and as of the Closing with the same force and effect as if made as of the Closing, (ii) each of the representations and warranties of the Company set forth in Section 3.1 (Organization) and Section 3.3(c) (Authorization) shall be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing, and (iii) each of the representations and warranties of the Company contained herein, other than those set forth above in clause (i) or (ii), shall be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct in all respects as of such specified date), except with respect to this clause (iii) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Wildlife and its Subsidiaries, taken as a whole, after giving effect to the Transactions.

(18)

(b)            Approval of Stockholders. The Requisite Company Stockholder Approval and the Requisite Wildlife Stockholder Approval shall have been validly obtained.

(c)            No Restraints. No Order issued by any Governmental Entity or applicable Law (collectively, “Restraints”), in either case, in the U.S. or any jurisdiction set forth in Section 6.1(c) of the Company Disclosure Schedule (the “Applicable Jurisdictions”), shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Mergers.

(d)            Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(e)            Certificate. The Company shall have delivered to Wildlife a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.1(a) and Section 6.1(d) have been satisfied.

(f)            Wildlife Merger Agreement. The conditions to closing set forth in Section 6 of the Wildlife Merger Agreement (excluding the condition set forth in Section 6.1(h) of the Wildlife Merger Agreement, relating to the closing of the First Merger under this Agreement) shall have been satisfied or, to the extent permitted by applicable Law, waived (other than such conditions that by their nature are to be satisfied at the Closing (as defined in the Wildlife Merger Agreement); provided, that such conditions are capable of being satisfied at the Closing (as defined in the Wildlife Merger Agreement)), and the parties thereto are prepared to consummate the transactions contemplated therein.

(g)            HSR Act. The waiting period applicable to the Mergers pursuant to the HSR Act (and any extension thereof including any agreement with any Governmental Entity to delay the Closing entered into in connection therewith) shall have expired or otherwise been terminated.

Section 6.2            Conditions to Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of each of the following conditions:

(a)            Representations and Warranties of Wildlife, Merger Sub I and Merger Sub II. Each of the representations and warranties of Wildlife, Merger Sub I and Merger Sub II contained herein shall be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing.

(b)            Approval of Stockholders. The Requisite Company Stockholder Approval and the Requisite Wildlife Stockholder Approval shall have been validly obtained.

(c)            No Restraints. No Restraint in the U.S. or any Applicable Jurisdiction shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Mergers.

(d)            Performance of Obligations of Wildlife. Wildlife, Merger Sub I and Merger Sub II shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(19)

(e)            Certificate. Wildlife shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Wildlife, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(d) have been satisfied.

(f)            Wildlife Merger Agreement. The conditions to closing set forth in Section 6 of the Wildlife Merger Agreement (excluding the condition set forth in Section 6.1(h) of the Wildlife Merger Agreement, relating to the closing of the First Merger under this Agreement) shall have been satisfied or, to the extent permitted by applicable Law, waived (other than such conditions that by their nature are to be satisfied at the Closing (as defined in the Wildlife Merger Agreement); provided, that such conditions are capable of being satisfied at the Closing (as defined in the Wildlife Merger Agreement)), and the parties thereto are prepared to consummate the transactions contemplated therein.

(g)            HSR Act. The waiting period applicable to the Mergers pursuant to the HSR Act (and any extension thereof including any agreement with any Governmental Entity to delay the Closing entered into in connection therewith) shall have expired or otherwise been terminated.

Article VII
TERMINATION

Section 7.1             Termination. At any time prior to the Closing, this Agreement may be terminated and the Mergers abandoned:

(a)            by mutual written consent of Wildlife and the Company;

(b)            by either the Company or Wildlife, if any Restraint in the U.S or any Applicable Jurisdiction having the effect set forth in Section 6.1(c) or Section 6.2(c) shall have become final and non-appealable;

(c)            by Wildlife, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 6.1(a) or Section 6.1(d) and (B) cannot be cured by the End Date (as defined in the Wildlife Merger Agreement) or, if curable, is not cured within thirty (30) Business Days following Wildlife’s delivery of written notice to the Company stating Wildlife’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination; provided, however, Wildlife shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if Wildlife itself is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(d) to be satisfied;

(d)            by the Company, if Wildlife, Merger Sub I or Merger Sub II shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(d) and (B) cannot be cured by the End Date (as defined in the Wildlife Merger Agreement) or, if curable, is not cured within thirty (30) Business Days following the Company’s delivery of written notice to Wildlife stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; provided, however, the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the Company itself is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.1(d) to be satisfied;

(20)

(e)             by Wildlife, if the Wildlife Merger Agreement is validly terminated pursuant to the terms thereof; or

(f)             by Wildlife, if the Company does not obtain and deliver to Wildlife, in accordance with Section 5.6 and the DGCL, the Written Consent.

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2             Effect of Termination. In the event of the valid termination of this Agreement as set forth in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Wildlife, Merger Sub I, Merger Sub II, the Company or their respective officers, directors, stockholders, members, managers, Affiliates or representatives; provided, however, that (a) the provisions of this Section 7.2 and Article VIII shall remain in full force and effect and survive any termination of this Agreement, and (b) the termination of this Agreement shall not relieve any party from any Liability or damages arising out of such party’s fraud or any knowing and intentional breach of any covenant or obligation contained in this Agreement. For purposes of this Agreement, “knowing and intentional breach” means a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows that it would, or would reasonably be expected to, be or cause a material breach of this Agreement; provided, that, notwithstanding the foregoing, the failure of a party hereto to consummate the Mergers when the relevant conditions to the Mergers set forth in Article VI have been satisfied or waived and such party is obligated to effectuate the Closing pursuant to Section 1.3 will, in and of itself, constitute a knowing and intentional breach; and “fraud” means actual and intentional common law fraud under Delaware law in the making of the representations and warranties set forth in Article III or Article IV of this Agreement, and shall not include constructive or equitable fraud or negligent misrepresentation or negligent omission.

Section 7.3             Alternative Transactions. Notwithstanding the preceding Section 7.2 or anything else in this Agreement to the contrary, if (x) the Wildlife Merger Agreement is terminated by Wildlife in accordance with Section 7.1(e)(i) thereof (Superior Proposal) and, in connection with such termination, Wildlife enters into an Acquisition Agreement (as defined in the Wildlife Merger Agreement) with respect to an Acquisition Proposal (as defined in the Wildlife Merger Agreement) that the Wildlife Board has determined constitutes a Superior Proposal (as defined in the Wildlife Merger Agreement), (y) there is a publicly announced or disclosed alternative transaction prior to any termination of the Wildlife Merger Agreement, the Wildlife Merger Agreement is terminated in accordance with its terms, and Wildlife following such termination enters into a definitive Acquisition Agreement with the party making such proposal or any of its affiliates, or (z) following any termination of the Wildlife Merger Agreement, but in any event within one (1) year of the date hereof, the Wildlife Board approves or recommends a definitive Acquisition Agreement with respect to any other transaction that constitutes a Change of Control under (and as defined in) the Tax Receivable Agreement dated as of October 7, 2013, between the Company and Wildlife (as the same may be amended, supplemented or otherwise modified, the “Tax Receivable Agreement”) (any such Acquisition Agreement, as the same may be amended, supplemented or modified, the “Subsequent Merger Agreement”), then this Agreement shall continue in full force and effect and the terms of this Agreement shall apply with respect to (x) the Subsequent Merger Agreement, as if it were the Wildlife Merger Agreement, and the counterparty to Wildlife thereto, as if it were the Wildlife Merger Counterparty, and (y) the Superior Proposal or other alternative transaction and the other transactions contemplated by the Subsequent Merger Agreement, as if they were the Mergers and the other transactions contemplated by the Wildlife Merger Agreement, until the earliest of (A) the consummation of the transactions contemplated by the Subsequent Merger Agreement and (B) the termination of the Subsequent Merger Agreement in accordance with its terms.

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Article VIII
MISCELLANEOUS

Section 8.1             Survival. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the consummation of the Mergers.

Section 8.2            Entire Agreement; Counterparts. This Agreement (including all Annexes hereto) and the Rhino Merger Voting Agreement constitutes the entire agreement among the parties regarding the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. The Company Disclosure Schedule is “facts ascertainable” as that term is used in Section 251(b) of the DGCL and does not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in ..PDF format or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

Section 8.3             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the parties are unable to agree to such replacement, the parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

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Section 8.4             Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

(a)            if to Wildlife, Merger Sub I or Merger Sub II

RE/MAX Holdings, Inc.
5075 S. Syracuse Street
Denver, Colorado 80237
Attention:              [Intentionally Omitted]
Email:                     [Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: Gavin Grover; Michael O’Bryan; Joseph Sulzbach
Email: ggrover@mofo.com; mobryan@mofo.com; jsulzbach@mofo.com

(b)            if to the Company (prior to Closing):

RIHI, Inc.
6700 Massive Peak Cir.
Castle Rock, CO 80108
Attention:              [Intentionally Omitted]
Email:                     [Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
Attention: Charles D. Maguire; Todd Kaye; Tyler Mark
Email:            charles.maguire@bclplaw.com; todd.kaye@bclplaw.com; tyler.mark@bclplaw.com

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Section 8.5             Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action, suit or other legal proceeding between any of the parties arising out of or relating to this Agreement, any of the Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 8.4 shall be effective service of process for any such action.

(b)            EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

Section 8.6             Interpretation.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)            The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)            As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(24)

(d)            Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein,” “hereof,” “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e)            The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 8.7             No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except from and after the First Effective Time, the Indemnified Persons (including their heirs and representatives) shall be third party beneficiaries of and entitled to enforce Section 5.5.

Section 8.8             Remedies. The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties further agree not to assert that (a) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (b) a remedy of monetary damages would provide an adequate remedy.

Section 8.9             Amendment and Modification. This Agreement may be amended by the Company, Wildlife, Merger Sub I and Merger Sub II at any time prior to the First Effective Time (whether before or after the adoption of this Agreement by the Company’s stockholders or Wildlife as Merger Sub I and Merger Sub II’s sole securityholder); provided, however, that after any such adoption of this Agreement by the Company’s stockholders or approval by Wildlife as Merger Sub I and Merger Sub II’s securityholder, no amendment shall be made which by applicable Law requires further approval of the stockholders of the Company or Merger Sub I or Merger Sub II, as the case may be, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.10            Fees and Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Mergers and the other Transactions, including all fees and expenses of its representatives, shall be paid by the party incurring such expense.

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Section 8.11            Waivers. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Signature page follows]

(26)

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

RE/MAX HOLDINGS, INC.

By:	/s/ Susan Winders
Name:	Susan Winders
Title:	Chief Legal Officer and Chief Compliance Officer

RHINO MERGER SUB I, INC.

By:	/s/ Susan Winders
Name:	Susan Winders
Title:	President

RHINO MERGER SUB II, LLC

By:	/s/ Susan Winders
Name:	Susan Winders
Title:	Vice President and Secretary

[Signature Page to RIHI Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

RIHI, INC.

By:	/s/ Bruce Benham
Name:	Bruce Benham
Title:	Vice President and Secretary

[Signature Page to RIHI Agreement and Plan of Merger]

ANNEX I

CERTAIN DEFINITIONS

For the purposes of this Agreement the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):

“Action” means any claim, action, cause of action, suit, demand, proceeding, examination, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person; provided, however, that for the purposes of this Agreement, with respect to the Company, none of its stockholders, Wildlife or any of Wildlife’s Subsidiaries shall be deemed an “Affiliate” of the Company, and with respect to Wildlife, neither the Company nor any of its equityholders shall be deemed an “Affiliate” of Wildlife. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Jurisdictions” has the meaning set forth in Section 6.1(c).

“Book-Entry Share” has the meaning set forth in Section 2.1(a)(i).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Denver, Colorado or New York City, New York are authorized or obligated by law or executive order to close.

“Cancelled Shares” has the meaning set forth in Section 2.1(a)(ii).

“Certificates” has the meaning set forth in Section 2.1(a)(i).

“Charter Documents” means the (i) articles or certificate of incorporation, certificate of formation, articles of organization or certificate of limited partnership, (ii) bylaws, limited liability company agreement or limited partnership agreement of any Person, and (iii) other equivalent organizational documents of any Person, as in effect as of the date hereof.

“Chosen Court” means: (a) if the federal courts have exclusive jurisdiction over the matters at issue in any action, suit or other legal proceeding described in Section 8.5(a) of this Agreement, the United States District Court for the District of Delaware; or (b) if the federal courts do not have exclusive jurisdiction over the matters at issue in any action, suit or other legal proceeding described in Section 8.5(a) of this Agreement, the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; provided, that, in the case of this clause (b) only, (i) if the Court of Chancery of the State of Delaware does not have jurisdiction over such matters, then the Chosen Court shall be the Superior Court of the State of Delaware in and for New Castle County, Delaware; and (ii) if the Superior Court of the State of Delaware does not have jurisdiction over such matters, then the Chosen Court shall be the United States District Court for the District of Delaware.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in Section 3.3(a).

“Company Common Stock” has the meaning set forth in Section 3.2(a).

“Company Disclosure Schedule” has the meaning set forth in the introduction of Article III.

“Contract” means any binding written or oral contract, agreement, instrument, option, lease, license, warranty, note, bond, mortgage, indenture, obligation, or commitment.

“Dissenting Shares” has the meaning set forth in Section 2.1(c).

“DGCL” has the meaning set forth in the Recitals.

“DLLCA” has the meaning set forth in the Recitals.

“Enforceability Limitations” has the meaning set forth in Section 3.3(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” has the meaning set forth in Section 2.1(a)(i).

“Financial Statements” has the meaning set forth in Section 3.5.

“First Effective Time” has the meaning set forth in Section 1.4.

“First Merger” has the meaning set forth in the Recitals.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign.

The Company shall be deemed to have “Knowledge” of a fact or other matter if any individual listed in Section 1.1 of the Company Disclosure Schedule has actual knowledge of such fact or other matter after reasonable inquiry of such individual’s direct reports.

“Law” means any statute, law, treaty, ordinance, regulation, directive, rule, code, executive order, injunction, judgment, decree, writ, order or other requirement, including any successor provisions thereof, of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, or inquiry commenced, brought, conducted or heard by or before, any court or other Governmental Entity of competent jurisdiction or any arbitrator or arbitration panel with binding authority over the relevant parties.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Mergers” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a)(i).

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“NYSE” has the meaning set forth in Section 2.4.

“NYSE Rules” means the rules and regulations of the NYSE.

“OpCo” means RMCO, LLC.

“OpCo Common Units” means the common units of OpCo.

“Order” means any order, writ, injunction, judgment or decree.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

“Requisite Company Stockholder Approval” has the meaning set forth in Section 3.3(b).

“Requisite Wildlife Stockholder Approval” has the meaning set forth in Section 4.3(b).

“Restraints” has the meaning set forth in Section 6.1(c).

“Second Effective Time” has the meaning set forth in Section 1.4.

“Second Merger” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Agreement” means that certain Stockholder Agreement, dated December 31, 2002, by and among RE/MAX International Holdings, Inc., and the other signatories thereto.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, registered or local office, association, trust, unincorporated association or other legal entity of which such first Person, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, more than 50% of the shares or economic interests of capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity) of such corporation or other legal entity.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Surviving LLC” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local, foreign or other tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, business, withholding or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, in each case, of a kind in the nature of a tax, and any related charge or amount imposed with respect thereto (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Entity.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transactions” means the transactions contemplated by this Agreement.

“Wildlife” has the meaning set forth in the Preamble.

“Wildlife Board” has the meaning set forth in Section 4.3(a).

“Wildlife Board Recommendation” has the meaning set forth in Section 4.3(a).

“Wildlife Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of Wildlife.

“Wildlife Common Stock” means the Class A Common Stock and the Wildlife Series B Common Stock.

“Wildlife First Merger Approval” has the meaning set forth in Section 4.3(c).

“Wildlife Merger Agreement” has the meaning set forth in the Recitals.

“Wildlife Merger Approvals” has the meaning set forth in Section 4.3(d).

“Wildlife Merger Counterparty” has the meaning set forth in the Recitals.

“Wildlife Mergers” has the meaning set forth in Section 1.3.

“Wildlife Second Merger Approval” has the meaning set forth in Section 4.3(d).

“Wildlife Series B Common Stock” has the meaning set forth in Section 3.2(d).

“Wildlife Share Issuance” has the meaning set forth in Section 4.2.

“Wildlife Voting Agreement” has the meaning set forth in Section 3.2(c).

“Written Consent” has the meaning set forth in Section 5.6(a)

ANNEX II

Form of Written Consent

[Intentionally Omitted]